Exhibit 99.1


Multigioco to Acquire Alea Srl and Ten Gaming Arcade Locations


New York, August 7, 2015. Empire Global Corp. (OTCQB:EMGL) is pleased to announce that through its wholly owned subsidiary Multigioco Srl. it has signed a binding Letter of Intent to acquire Alea Srl. and its Monti license #4522 with 10 land-based Negozio Sportivo ("Agency" or "Arcade") situated throughout the Campania region of Italy. The transaction is subject to 30 days of due diligence, AAMS regulatory approval, an audit of the financial statements prepared in accordance with SEC regulations and the completion of a material definitive agreement.

The Company has agreed to pay Euro 450,000 as follows: Euro 50,000 at closing, five instalments of Euro 60,000 each and a final payment of Euro 100,000. The agencies, which have been in operation since 1999, currently operate under a service provider agreement with Strike Giochi generating approximately
Euro 3.5 million in annual gaming turnover.

"The acquisition of Alea is a key component of our land-based strategy with generous ancillary benefits," stated Michele Ciavarella, CEO of the Company, "we intend to capitalize on these benefits in the very near future and are establishing solid momentum in achieving our build-out objectives."

The Company expects these additions to our land-based vertical to have an immediate and positive impact to our financial results ahead of the 2016 license tender and on development of our existing web-based shops in Italy.

About Empire

Empire Global Corp. is a company focused on developing world-class products and services in the regulated global online gambling industry with specialization in the online sports betting vertical. Our vision is to develop our business through strategic mergers and acquisitions and reorganization of existing licensed operators in geographically diversified jurisdictions. We seek to create long-term value for our investors and positive economic influence with the companies and the communities we invest in through our commitment to responsible gaming and the clients we serve. Additional information is available on our website at www.emglcorp.com.

Contacts:
Michele Ciavarella, B.Sc.
Chairman and CEO
ceo.emgl@emglcorp.com

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "forecast," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

Factors which may cause such differences include the company's ability to complete additional acquisitions, expand our distribution, increase our client base and other risks disclosed in the Company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.